EXHIBIT 10(a)
LIZ CLAIBORNE, INC. SECTION 162(m) LONG TERM PERFORMANCE PLAN

1	Purpose
      The purpose of the Liz Claiborne, Inc. Section 162(m) Long Term Performance Plan (the “Plan”) is to provide incentives to certain senior officers in a manner designed to reinforce the Company’s performance goals; to strengthen the Company’s “pay for performance” ethic by linking a significant portion of participants’ compensation to the achievement of such goals; and to continue to attract, motivate and retain high performing executives on a competitive basis, while seeking to preserve for the Company’s benefit, to the extent practicable, a tax deduction by the Company for payments of incentive compensation to such executives through payment of qualified “performance-based” compensation within the meaning of section 162(m)(4)(C) of the Code.

2	Definitions
      The following terms have the meanings indicated unless a different meaning is clearly required by the context:

(a) “Board of Directors” means the Board of Directors of the Company.

(b) “Code” means the Internal Revenue Code of 1986, as amended.

(c) “Committee” means the Compensation Committee of the Board of Directors or a subcommittee thereof. The Committee at all times shall be composed of at least two directors of Liz Claiborne, Inc., and all members of the Committee shall be “outside directors” within the meaning of section 162(m) of the Code.

(d) “Company” means Liz Claiborne, Inc. and its consolidated subsidiaries and affiliates.

(e) “Participant” means an individual who has received a performance bonus under the Plan.

3	Participation
      An individual shall be eligible to participate in the Plan if he or she (a) is an employee of Liz Claiborne, Inc. and (b) has a base salary in excess of $400,000 per year or is reasonably expected by the Committee to have compensation in excess of $1.0 million.

4	Performance Bonuses
      The Committee, in its discretion, may grant performance bonuses to eligible individuals. The granting of a performance bonus shall entitle the recipient to receive a payment in cash, as determined by the Committee and set forth in the Grant Certificate, upon the achievement of specified performance goals during a performance period established by the Committee. The terms of performance bonuses, including the length of the performance period and the performance goals, need not be uniform and may vary from individual to individual.

5	Performance Periods
      Each performance period shall be for a period of at least one year.

6	Performance Goals
      (a) Prior to the ninety-first (91st) day of the applicable performance period or during such other period as may be permitted under Section 162(m) of the Code, the Committee shall establish one or more objective performance goals for each recipient of a performance bonus with respect to such performance period. Such performance goals shall be expressed in terms of one or more of the following criteria: (a) earnings (either in the aggregate or on a per-share basis, reflecting dilution of shares as the Committee deems appropriate and, if the Committee so determines, net of or including dividends); (b) gross or net sales; (c) cash flow(s) (including either operating or net cash flows); (d) financial return ratios; (e) total shareholder return, shareholder return based on growth measures or the attainment by the shares of a specified value for a specified period of time, share price or share price appreciation; (f) value of assets, return or net return on assets, net assets or capital (including invested capital); (g) adjusted pre-tax margin; (h) margins, profits and expense levels; (i) dividends; (j) market share, market penetration or other performance measures with respect to specific designated products or product groups and/or specific geographic areas; (k) reduction of losses, loss ratios or expense ratios; (l) reduction in fixed costs; (m) operating cost management; (n) cost of capital; (o) debt reduction; (p) productivity improvements; (q) inventory turnover measurements; or (r) customer satisfaction based on specified objective goals or a Company-sponsored customer survey. Each such performance goal may (1) be expressed with respect to the Company as a whole or with respect to one or more divisions or business units, (2) be expressed on a pre-tax or after-tax basis, (3) be expressed on an absolute and/or relative basis, (4) employ comparisons with past performance of the Company (including one or more divisions) and/or (5) employ comparisons with the current or past performance of other companies, and in the case of earnings-based measures, may employ comparisons to capital, stockholders’ equity and shares outstanding.
      (b) To the extent applicable, the measures used in performance goals set under the Plan shall be determined in accordance with generally accepted accounting principles (“GAAP”) and in a manner consistent with the methods used in the Company’s regular reports on Forms 10-K and 10-Q, without regard to any of the following, unless otherwise determined by the Committee consistent with the requirements of section 162(m)(4)(C) and the regulations thereunder:

(i) all items of gain, loss or expense for a fiscal year that are related to special, unusual or non-recurring items, events or circumstances affecting the Company or the financial statements of the Company;

(ii) all items of gain, loss or expense for a fiscal year that are related to (A) the disposal of a business or discontinued operations or (B) the operations of any business acquired by Company during the fiscal year; and

(iii) all items of gain, loss or expense for a fiscal year that are related to changes in accounting principles or to changes in applicable law or regulations.
      To the extent any objective performance goals are expressed using any earnings or sales-based measures that require deviations from GAAP, such deviations shall be at the discretion of the Committee and established at the time the applicable performance goals are established.

7	Award Amounts
      (a) At the time that a performance bonus is granted to a Participant, the Committee shall establish a maximum bonus that such Participant may receive under that performance bonus. The maximum bonus shall be related to the Participant’s base salary at the start of the performance period by a formula that takes account of the degree of achievement of the goals set for the Participant; provided, however, that the Committee shall have absolute discretion to reduce the actual bonus payment that would otherwise be payable to any Participant on the basis of achievement of performance goals.
      (b) The maximum award that may be paid to a Participant in respect of a performance bonus shall be equal to $5.0 million multiplied by the number of fiscal years of the Company included in the applicable performance period.

8	Payment of Performance Bonus
      Performance bonuses shall be paid following the end of the performance period at such time as bonuses are generally paid to the Company’s other executive officers, but in no event later than 2 1/2 months after the end of the fiscal year during which the performance period ends; provided, however, that no such payment shall be made until the Committee has certified (in the manner prescribed under applicable regulations under section 162(m) of the Code) that and the extent to which the performance goals and any other material terms related to the performance bonus were in fact satisfied.
      In the event that the Committee determines that the certification as to the achievement of the performance goals with respect to a performance bonus was based on incorrect data due to the fraudulent acts of the recipient of the performance bonus, such recipient shall, upon written request from the Committee, return to the Company the amounts received in payment of such performance bonus.

9	Death or Termination of Employment
      Unless the Committee determines otherwise with respect to a performance at the time such performance bonus is granted:

(a) In the event of the death of a Participant after the end of a performance period and prior to the payment of the performance bonus for such performance period, such payment shall be made to the representative of the Participant’s estate.

(b) In the event of the disability, retirement or other termination of employment of a Participant after the end of a performance period and prior to the payment of the performance bonus for such performance period, the Committee, in its discretion, shall have the power to award to such Participant such performance bonus.

(c) In the event of the death, disability, retirement or other termination of employment of a Participant during a performance period, the Committee, in its discretion, shall have the power to award to such Participant (or the representative of the Participant’s estate) an equitably prorated portion of the performance bonus which otherwise would have been earned by such Participant, to be paid at such time as the performance bonus would have been paid to the Participant if not for such event.

10	Nontransferability
      The right of a Participant or of any other person to a performance bonus shall not be assigned, transferred, pledged or encumbered in any manner and any attempted assignment, transfer, pledge or encumbrance shall be null and void and of no force or effect.

11	Administrative Provisions
      (a) The Plan shall be administered by the Committee. The Committee shall have full, exclusive and final authority in all determinations and decisions affecting the Plan and Participants, including sole authority to interpret and construe any provision of the Plan, to correct any defect, supply any omission and reconcile any inconsistency in the Plan, to adopt such rules and regulations for administering the Plan as it may deem necessary or appropriate under the circumstances, and to make any other determination it deems necessary or appropriate for the administration of the Plan. Decisions of the Committee shall be final and binding on all parties. All expenses of the Plan shall be borne by the Company.
      (b) Actions of the Committee shall be taken by the vote of a majority of its members. Any action may be taken by a written instrument signed by a majority of the Committee members, and action so taken shall be fully as effective as if it had been taken by a vote at a meeting.
      (c) No member of the Committee shall be liable for any action, omission, or determination relating to the Plan, and the Company shall indemnify and hold harmless each member of the Committee and each other director or employee of the Company or its affiliates to whom any duty or power relating to the administration or interpretation of the Plan has been delegated against any cost or expense (including counsel fees, which fees shall be paid as incurred) or liability (including any sum paid in settlement of a claim with the approval of the Committee) arising out of or in connection with any action, omission or determination relating to the Plan, unless, in each case, such action, omission or determination was taken or made by such member, director or employee in bad faith and without reasonable belief that it was in the best interests of the Company.

12	Amendment and Termination
      The Board of Directors may at any time amend the Plan in any fashion or terminate or suspend the Plan; provided that no amendment shall be made which would cause bonuses payable under the Plan to fail to qualify for the exemption from the limitations of section 162(m) of the Code provided in section 162(m)(4)(C) of the Code. Stockholder approval shall be required with respect to any amendment to the Plan to the extent required under section 162(m) of the Code. Upon any termination of the Plan, all rights of a Participant with respect to any performance period that has not ended on or prior to the effective date of such termination shall become null and void.

13	Tax Withholding
      All amounts required to be paid under the Plan shall be subject to any required Federal, state, local and other applicable withholdings or deductions.

14	Miscellaneous
      (a) The Plan was adopted by the Board of Directors on January 20, 2005, subject to stockholder approval. No payments may be made under the Plan until the Plan is approved by the Company’s stockholders. If the Plan is approved by the Company’s stockholders at their 2005 annual meeting, no bonus will be payable hereunder in respect of any fiscal year beginning after January 20, 2010.
      (b) The Plan shall be governed by and construed in accordance with the internal laws of the State of Delaware applicable to contracts made, and to be wholly performed, within such State, without regard to principles of choice of laws.
      (c) Nothing contained in the Plan shall confer upon any Participant or any other person any right with respect to the continuation of employment by the Company or interfere in any way with the right of the Company at any time to terminate such employment or to increase or decrease the compensation payable to the Participant from the rate in effect at the commencement of a fiscal year or to otherwise modify the terms of such Participant’s employment. No person shall have any claim or right to participate in or receive any award under the Plan.
      (d) Nothing contained in the Plan shall be deemed in any way to limit or restrict the Company from making any award or payment to any person under any other plan, arrangement or understanding, whether now existing or hereafter in effect, except that a Participant who receives a performance bonus with a one-year performance period shall not be eligible to participate in the Company’s regular annual bonus program for such year.
      (e) Any section or other headings contained herein are for the purpose of convenience only and are not intended to expand, limit or otherwise define the contents of such subdivisions.
      (f) Notwithstanding any other provision hereunder, if and to the extent that the Committee determines the Company’s Federal tax deduction in respect of an award hereunder may be limited as a result of section 162(m) of the Code, the Committee may delay such payment as provided below. In the event the Committee determines to delay the payment of a bonus or any portion thereof hereunder, the Committee shall credit the amount of the award so delayed to a book account. The amount so credited to the book account shall be adjusted to reflect gains and losses that would have resulted from the investment of such amount in any investment vehicle or vehicles selected by the Committee. The amount credited to the Participant’s account hereunder shall be paid to the Participant following the Participant’s termination of employment or at such other time or times as shall be determined by the Committee in compliance with the requirements of Section 409A of the Code. The Participant shall have no rights in respect of such book account and the amount credited thereto shall not be transferable by the Participant other than by will or laws of descent and distribution; any book account created hereunder shall represent only an unfunded unsecured promise by the Company to pay the amount credited thereto to the Participant in the future.

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